Exhibit 99.1

News Release

Investor Relations:

Sara Gubins, sara.gubins@nielsen.com

Media Relations:

Meg Chari, meg.chari@nielsen.com

STEPHANIE PLAINES JOINS NIELSEN BOARD OF DIRECTORS

New York, NY — Apr. 23, 2021 — Nielsen Holdings plc (NYSE: NLSN) announced today the addition of Stephanie Plaines as a member of the company’s Board of Directors, effective Wednesday, April 21, 2021. She has been appointed to the Board’s audit committee as well.

A seasoned financial leader across a range of Fortune 500 companies, Plaines served as the Chief Financial Officer of Jones Lang LaSalle Incorporated (“JLL”), the US Retail CFO at Starbucks Corporation, the CFO of SamsClub.com at Walmart Global eCommerce, and the CFO of the Stop & Shop division at Ahold Delhaize. Over the course of her career, Plaines also held positions at Catalina Marketing Corporation, PepsiCo, Inc. and UBS Corporation.

“This is a transformative time for Nielsen as the company focuses on growth and innovation. We are thrilled to have Stephanie join the board. Her impressive track record and experience are an excellent fit and will be invaluable in helping to advance the company’s strategic growth plan,” said James Attwood, Jr., Chair of the Board, Nielsen.

“Stephanie brings deep global financial leadership experience, across a wide variety of industries, including consumer, retail, and e-commerce,” said David Kenny, Chief Executive Officer, Nielsen. “I look forward to her contributions in supporting our strategic vision and increasing shareholder value as we work towards a better media future for all people.”

“Nielsen plays a fundamental leadership role in the rapidly evolving global media landscape and in representing the voices of all audiences. Its contribution to, and influence on, the marketplace cannot be underestimated,” said Plaines. “I look forward to working with my fellow board colleagues and Nielsen’s leadership team at this key phase of growth.”

Ms. Plaines earned an MBA from the University of Texas at Austin and a Bachelor of Science degree in International Finance from the University of Florida.

ABOUT NIELSEN

Nielsen Holdings plc (NYSE: NLSN) is a leading global data and analytics company that provides a holistic and objective understanding of the media industry. With offerings spanning audience measurement, audience outcomes and content, Nielsen offers its clients and partners simple solutions to complex questions and optimizes the value of their investments and growth strategies. It is the only company that can offer de-duplicated cross-media audience measurement. Audience is EverythingTM to Nielsen and its clients, and Nielsen is committed to ensuring that every voice counts.

An S&P 500 company, Nielsen offers measurement and analytics service in nearly 60 countries. Learn more at www.nielsen.com or www.nielsen.com/investors and connect with us on Twitter, LinkedIn, Facebook and Instagram.

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